Free Writing Prospectus
Filed Pursuant to Rule 433
Registration Statement No. 333-158199-10

Equity-Linked Notes Linked to Ford Motor Company
Final Terms & Conditions
January 14, 2010

Issuer:	Credit Suisse, acting through its Nassau Branch

CUSIP:	22542D860

Reference Shares:	Ford Motor Company (Bloomberg ticker: F)

Trade Date:	January 14, 2010
Issue Date:	January 22, 2010
Valuation Date:	January 19, 2011
Maturity Date:	January 22, 2011

Interest Rate:	10% per annum computed on a 30/360 day count basis

Interest Payment Dates:	Interest will be paid monthly commencing on February 22, 2010 and ending on the Maturity Date, subject to the modified following business day convention

Record Date:	15 calendar days prior to the applicable Interest Payment Date

Aggregate Principal Amount:	$30,774,165
Total No of Units:	2,635,000
Greenshoe No of Units:	235,000

Principal Amount per Unit:	$11.679

Initial Share Price:	$11.679

Offering Price:	$11.679 per Unit of Notes

Redemption Amount:	The Redemption Amount per Unit payable on the Maturity Date is based on the performance of the Reference Shares:

If the Final Share Price is less than or equal to the Lower Put Strike Price, then
Redemption Amount = Downside Participation × Lower Put Strike Price

If the Final Share Price is greater than the Lower Put Strike Price and less than the Upper Put Strike Price, then
Redemption Amount = Downside Participation × Final Share Price

If the Final Price is greater than or equal to the Upper Put Strike Price and less than the Call Strike Price, then
Redemption Amount = Principal Amount per Unit

If the Final Price is greater than or equal to the Call Strike Price, then
Redemption Amount = Upside Participation × (Final Share Price – Call Strike Price)
+ Principal Amount per Unit

The Issuer has the option to elect for cash or physical delivery of the Redemption Amount at Maturity

Final Share Price:	The closing price of the Reference Shares on the Valuation Date

Lower Put Strike Price:	$9.343 (80% of the Initial Share Price)

Upper Put Strike Price:	$13.431 (115% of the Initial Share Price)

Call Strike Price:	$15.650 (134% of the Initial Share Price)

Downside Participation:	86.957%

Upside Participation:	65%

Adjustment for Ordinary
Dividend:	Current Market Price / (Current Market Price – Amount of Ordinary Dividend per Share)

Calculation Agent:	Credit Suisse International

Credit Suisse has filed a registration statement (including a prospectus supplement and prospectus) with the Securities and Exchange Commission, or SEC, for the offering to which this communication relates.  Before you invest, you should read this communication together with the Prospectus Supplement and Prospectus, each dated March 25, 2009, to understand fully the terms of the securities and other considerations that are important in making a decision about investing in the securities. You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov.  Alternatively, Credit Suisse will arrange to send you the prospectus supplement and prospectus if you so request by calling toll free 1-800-221-1037.